UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 1, 2014

SOUTHWEST GAS CORPORATION

(Exact name of registrant as specified in its charter)

California	1-7850	88-0085720
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5241 Spring Mountain Road Post Office Box 98510 Las Vegas, Nevada	89193-8510
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 876-7237

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 1, 2014, subsidiaries of Southwest Gas Corporation (the “Company”), including NPL Construction Co. (“NPL”) and Isleworth Holding Co. as US Borrowers and 2431251 Ontario, Inc. as Canadian Borrower (collectively “Borrowers”) entered into a $300 million secured revolving credit and term loan facility (the “Credit Facility”) with the lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender, Bank of America, N.A., as Syndication Agent, Canadian Imperial Bank of Commerce, as Documentation Agent, Wells Fargo Securities, LLC, as Joint Lead Arranger and Joint Bookrunner, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arranger and Joint Bookrunner. The Credit Facility is scheduled to expire in October 2019 and replaces NPL’s previous $75 million credit facility, which was scheduled to expire in June 2015.

Interest rates for the Credit Facility are calculated at the London Interbank Offered Rate (“LIBOR”), the Canadian Dealer Offered Rate (“CDOR”), or an alternate base rate or Canadian base rate, plus in each case an applicable margin that is determined based on the Borrowers’ consolidated leverage ratio. The applicable margin ranges from 1.00% to 2.25% for loans bearing interest with reference to LIBOR or CDOR and from 0.00% to 1.25% for loans bearing interest with reference to the alternate base rate or Canadian base rate. The Borrowers are also required to pay a commitment fee on the unfunded portion of the commitments based on the consolidated leverage ratio. The commitment fee ranges from 0.15% to 0.40% per annum.

The description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Facility, copies of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 is incorporated herein by reference.

Item 8.01	Other Items.

On October 1, 2014, Southwest Gas Corporation (the “Company”), through its subsidiaries, led principally by NPL, completed the acquisitions of three privately held, affiliated construction businesses (the “Acquisitions”) for approximately US$171 million pursuant to purchase agreements entered into in September 2014. In addition, approximately US$14 million in long-term debt was assumed and retired. Funding for the Acquisitions (including debt retired and transaction fees) was primarily provided by the $300 million secured revolving credit and term loan facility noted in Item 1.01 above. An adjustment for working capital will be made within 180 days. The Acquisitions comprise: (i) Link-Line Contractors Ltd., an Ontario corporation (“Link-Line”), (ii) a holding company that holds 100% of the equity of W.S. Nicholls Construction, Inc., an Ontario corporation, as well as equity interests in two additional companies also operating under the name W.S. Nicholls (“W.S. Nicholls”), and (iii) via asset purchase, the business of Brigadier Pipelines Inc., a Delaware corporation.

At the close of the Acquisitions, certain of the principal previous owners of the Acquisitions (the “Sellers”) retained an approximate 10% indirect equity interest in Link-Line and W.S. Nicholls through an equity ownership position in 2431251 Ontario, Inc. (a direct subsidiary of NPL that will serve as the holding company for both such entities), of which NPL holds an approximate 90% equity interest. The approximate 10% indirect equity interest of the principal Sellers has special dividend rights which entitle the Sellers as holders to payments equal to 3.4% of any cash dividend paid by NPL to the Company, and subject to certain conditions, such interests may become exchangeable for a 3.4% equity interest in a holding company for the Company’s entire construction services segment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST GAS CORPORATION

Date: October 1, 2014	/s/ GREGORY J. PETERSON
Gregory J. Peterson
Vice President/Controller and
Chief Accounting Officer